BlackRock Utilities & Telecommunication Fund, Inc.

FILE #811-06180

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
12/12/2007	IBERDROLA RENOVABLES S.A.	768,011,800	220,300

Credit Suisse Securities (Europe) Limited, J.P. Morgan Securities Ltd., Merrill Lynch International, Morgan Stanley & Co. International plc, Banco Bilbao Vizcaya Argentaria, S.A., ABN AMRO Bank N.V. and NM Rothschild & Sons Limited (trading together as ABN AMRO Rothschild, an unincorporated equity capital markets joint venture), BNP Paribas, CALYON, Dresdner Bank AG, London Branch, HSBC Bank plc, Santander Investment, S.A., Societe Generale

04/22/2008	American Water Works	58,000,000	18,800

Goldman, Sachs & Co., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Edward D. Jones & Co., L.P., Janney Montgomery Scott LLC, SG Americas Securities, LLC, Wachovia Capital Markets, LLC, Boenning & Scattergood, Inc., Cabrera Capital Markets, LLC, HSBC Securities (USA) Inc., Stanford Group Company, The Williams Capital Group, L.P.